UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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☐  Definitive Additional Materials

☐  Soliciting Material Under §240.14a-12

PALOMAR MEDICAL TECHNOLOGIES, INC.
——————————————————————————————
(Name of Registrant as Specified In Its Charter)
——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of Palomar Medical Technologies, Inc., which will be held on Wednesday, May 16, 2012 at 10:00 a.m. at our headquarters located at 15 Network Drive, Burlington, Massachusetts 01803 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to:

1.	elect seven (7) directors to our board of directors;
2.	approve an advisory vote on executive compensation;
3.	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
4.	consider and act upon a stockholder proposal regarding majority voting in director elections, if properly presented at the meeting; and
5.	transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are described in the Notice of the 2012 Annual Meeting of Stockholders and Proxy Statement, which we urge you to consider carefully.  After the meeting we expect to review our affairs and progress during the past year and discuss our results of operations for the first quarter of our 2012 fiscal year.

This year, like last year, we are using the Internet as our primary means of furnishing proxy materials to our stockholders.  Consequently, most stockholders will not receive paper copies of our proxy materials.  We will instead send those stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials and voting via the Internet.  The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

As a stockholder, your vote is important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote over the Internet, by telephone or, if you receive a paper proxy card in the mail, by signing, dating and returning the completed proxy card, as promptly as possible.  If you received only a Notice in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer.  However, we encourage you to vote over the Internet or by telephone because it is convenient and saves printing costs and postage fees, as well as natural resources.

On behalf of your board of directors, thank you for your cooperation, continued support and interest in Palomar Medical Technologies, Inc.

Sincerely,

Joseph P. Caruso
Chairman

PALOMAR MEDICAL TECHNOLOGIES, INC.
15 Network Drive
Burlington, Massachusetts 01803

Notice of the
2012 Annual Meeting of Stockholders

To the stockholders of PALOMAR MEDICAL TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of Palomar Medical Technologies, Inc., a Delaware corporation, will be held on Wednesday, May 16, 2012 at 10:00 a.m. at our headquarters located at 15 Network Drive, Burlington, Massachusetts 01803 and thereafter as it may be adjourned from time to time for the following purposes:

1. To elect seven (7) directors to the board of directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To approve an advisory vote on executive compensation;

3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

4. To consider and act upon a stockholder proposal  regarding majority voting in director elections, if properly presented at the meeting; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

Our board of directors has fixed the close of business on March 22, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Your vote is very important to us.  Regardless of the number of shares you own, please vote.  All stockholders of record may vote (i) over the Internet, (ii) by toll-free telephone, (iii) if you receive a paper proxy card in the mail, by signing and dating the proxy card and mailing it to us or (iv) by attending the annual meeting and voting in person.  These various options for voting are described in the questions and answers beginning on the first page of the proxy statement, the Notice of Internet Availability of Proxy Materials or proxy card. You may revoke a previously delivered proxy at any time prior to the meeting.  If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

By Order of the Board of Directors,

Patricia A. Davis
Secretary

Burlington, Massachusetts
April 4, 2012

TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING	1
What is the purpose of the annual meeting?	1
Who can vote?	2
How many votes do I have?	2
Is my vote important?	2
How do I vote?	2
Can I vote if my shares are held in “street name”	2
Can I change my vote?	3
What constitutes a quorum?	3
What vote is required for each item?	3
How will votes be counted?	3
Who will count the votes?	3
How does the board of directors recommend that I vote on the proposals?	3
Will any other matters be voted on at the annual meeting of stockholders?	4
Who pays for the solicitation of proxies?	4
What is “householding”?	4
MATTERS TO BE CONSIDERED AT ANNUAL MEETING	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	5
PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	8
PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10
PROPOSAL NO. 4: STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS	12
EXECUTIVE OFFICERS	14
CORPORATE GOVERNANCE	15
Board of Directors	15
Corporate Governance Guidelines	15
Board Determination of Independence	15
Board Leadership Structure	15
Committees of the Board	16
Executive and Director Compensation Processes	17
Director Nomination Process	18
The Board’s Role in Risk Oversight	18
Risks Arising from Compensation Policies and Practices	19
Code of Business Conduct and Ethics	19
Stockholder Communications with Directors	19
Compensation Committee Interlocks and Insider Participation	20
Procedures and Policies for Related Person Transactions	20
Related Person Transactions	20
Report of the Audit Committee	20
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION	22
Compensation Discussion & Analysis	22
Summary Compensation Table	27
2011 Grants of Plan-Based Awards	30
2011 Outstanding Equity Awards at Fiscal Year-End	30
2011 Option Exercises and Stock Vested	31
Potential Payments Upon Termination or Change in Control	32
Director Compensation	33
2011 Director Compensation	34
Securities Authorized for Issuance Under Equity Compensation Plans	35
Compensation Committee Report	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS	38

 i

PALOMAR MEDICAL TECHNOLOGIES, INC.
15 Network Drive
Burlington, Massachusetts 01803

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2012

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Palomar Medical Technologies, Inc. (which is also referred to as we, us, our, Palomar or the Company in this proxy statement) for use at the 2012 annual meeting of stockholders to be held on Wednesday, May 16, 2012 at 10:00 a.m. at our headquarters located at 15 Network Drive, Burlington, Massachusetts 01803, and any adjournment of that meeting.  You may obtain directions to our headquarters by contacting our Investor Relations Department at (781) 993-2411 or ir@palomarmedical.com.

On or about April 4, 2012, we are either mailing or providing notice and electronic delivery of these proxy materials together with our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2011, and other information required by the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 16, 2012:

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available for viewing, printing and downloading at http://www.proxyvote.com.

You may request a copy of the materials relating to our annual meetings, including this proxy statement, a form of proxy for our 2012 annual meeting of stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, at www.proxyvote.com or by sending an email to sendmaterial@proxyvote.com or by calling (800) 579-1639.

You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, or SEC, except for exhibits thereto, without charge upon written request to Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803, Attn: Investor Relations Department. Exhibits will be provided upon written request and payment of an appropriate processing fee.

INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1. The election of seven directors to our board of directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2. An advisory vote on executive compensation.

3. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4. A stockholder proposal regarding majority voting in director elections, if properly presented at the meeting.

The stockholders will also act on any other business as may properly come before the meeting or any adjournments thereof.

Who can vote?

Only stockholders of record at the close of business on March 22, 2012 will be entitled to vote at the meeting or any adjournments thereof. As of March 22, 2012, 19,533,244 shares of our common stock, $0.01 par value, were issued and outstanding.

How many votes do I have?

Your Notice of Internet Availability of Proxy Materials indicates the number of shares that you own.  Each share of our common stock that a holder owned on the record date entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. There is no other class of our securities entitled to vote at the meeting.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your name and not through a bank or brokerage firm, and you received a paper copy of these proxy materials, included with such copy is a proxy card for the annual meeting with instructions for voting via the Internet, by telephone or by mail.  If you received a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as instructions on how to vote either in person at the meeting, via the Internet, by telephone or by mail. If you sign and return the proxy card or vote by telephone or over the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of our board of directors given below.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  Under applicable exchange rules and SEC rules, if you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

The election of directors (proposal one), the advisory vote on executive compensation (proposal two), and the stockholder proposal regarding majority voting in director elections (proposal four) are not considered discretionary items. This means that brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on these proposals. Broker non-votes will not be considered as either a vote cast for or withheld from these proposals.  We urge you to provide voting instructions to your broker so that your votes may be counted. The ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal three) is considered to be a discretionary item and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (March 22, 2012) in order to be admitted to the meeting on May 16, 2012. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Can I change my vote?

Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder of record giving a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing before the meeting; or (3) voting in person at the meeting.  Your appearance at the meeting alone will not revoke your proxy.  Any stockholder owning shares held in street name who wishes to revoke voting instructions previously given to a broker should contact such broker for further instructions.

What constitutes a quorum?

To establish a quorum to transact business at the meeting, there must be present at the meeting, in person or by proxy, one-third of the shares of common stock issued, outstanding, and entitled to vote at the meeting. Shares represented by executed proxies received by us (including “broker non-votes” and shares that are abstained or withheld with respect to a particular proposal to be voted on) will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

What vote is required for each item?

To be elected, a director must receive a plurality of the votes cast by the holders of the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors.  Approval of the advisory vote on executive compensation (proposal two), approval of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (proposal three) and approval of the stockholder proposal (proposal four) each requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting.   Proposals two and four are non-binding proposals.

How will votes be counted?

Each share of common stock will be counted as one vote, whether voted by a proxy or by a ballet voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if (1) the holder of the shares withholds authority in the proxy to vote for a particular director nominee or nominees, (2) the holder of the shares abstains from voting on a particular matter, or (3) the shares are broker non-votes.   Accordingly, assuming the presence of a quorum, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of each of the seven nominees to the board of directors until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

FOR approval of the advisory vote on executive compensation;

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

AGAINST the stockholder proposal regarding majority voting in director elections.

Will any other matters be voted on at the annual meeting of stockholders?

Our board of directors does not know of any other matters that may come before the annual meeting; however, if any other matters are properly presented to the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Who pays for the solicitation of proxies?

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by professional solicitors, stockholders, directors, officers and certain of our employees.  It is expected that the expense of such special solicitation will be nominal. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses and other reasonable clerical expenses incurred in connection with the distribution of proxy materials.

What is “householding”?

Some banks, brokers and nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2011 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Palomar Medical Technologies, Inc.
15 Network Drive
Burlington, Massachusetts 01803
Attention: Investor Relations Department
Phone:  (781) 993-2411

If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. In general, vacancies and newly created directorships may be filled by a majority vote of the directors then in office.  Unless contrary instructions are provided, shares represented by all proxies received by the board of directors will be voted for the election of the nominees named below. The board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of a substitute nominee designated by our board of directors or for fixing the number of directors at a lesser number.

The following table and paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about their ages, all positions they hold, their principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serve as a director or have served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and our board to conclude that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board.  No corporation or organization referred to below is a subsidiary or other affiliate of ours.  All our directors bring to our board a wealth of executive leadership experience derived from their diverse backgrounds.

Information about the number of shares of our common stock beneficially owned by each director appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Transactions with Related Persons.” There are no family relationships among any of our directors or executive officers.

Name	Age	Positions and Offices with the Company	Director Since

Joseph P. Caruso	53	Chairman of the Board; Chief Executive Officer; President	2001

Jeanne Cohane	65	Director	2000

Damian N. Dell’Anno	52	Director	2012

Nicholas P. Economou	63	Director	1997

James G. Martin	76	Director	1997

A. Neil Pappalardo	69	Director	1997

Louis P. Valente	81	Director	1997

JOSEPH P. CARUSO.  Mr. Caruso has been one of our directors since October 2001.  On March 9, 2012, our board appointed him to serve as Chairman of the Board of Directors. Since May 2002, Mr. Caruso has served as our Chief Executive Officer and President and is responsible for all aspects of operational controls. Mr. Caruso served as our President and Chief Operating Officer from 2000 to May 2002. From 1992 until 2000, Mr. Caruso served as our Vice President and Chief Financial Officer.  From 1981 to 1992, Mr. Caruso was a chief financial officer for a private manufacturing company and a manager with an international public accounting firm. We believe Mr. Caruso’s qualifications to sit on our board of directors include his 20 years of experience at the Company, including as our President for the past 12 years.  Mr. Caruso’s extensive knowledge of the Company and the light-based aesthetic industry provides our board with a detailed understanding of our operations and is invaluable to our board’s discussions of our current and future needs.

JEANNE COHANE.  Ms. Cohane has been one of our directors since June 7, 2000. Ms. Cohane retired in 2002 from Nantucket Imports, a retail consulting company, where she served as President. Ms. Cohane served as the Managing Director of Crabtree & Evelyn’s private label company from 1995 to 1997; from 1991 to 1995 she served as an officer and Vice President of Crabtree & Evelyn Retail Stores; and from 1988 to 1991 Ms. Cohane served as Director of U.S. Retail Stores. Crabtree & Evelyn, an international company, is well known and respected for its beauty products and consumer based market approach. Ms. Cohane was President and sole owner of JRC Imports from 1982 to 1988, which owned and operated retail stores on the east coast of the United States.  We believe Ms. Cohane’s qualifications to sit on our board of directors include her 18 years of experience in strategic planning, business development and product expansion, and her leadership and management of all areas of operations in the cosmetic industry, which provide Ms. Cohane with an excellent perspective of what consumers look for in cosmetic procedures and products.  Ms. Cohane’s experience provides her with exceptional insights into our challenges and opportunities.

DAMIAN N. DELL’ANNO.  Mr. Dell’Anno was elected to our board on March 13, 2012.  Mr. Dell’Anno has served as a Principal and Founder of Next Step Healthcare, LLC, which provides advisory, consulting and valuation expertise to investors in the senior housing and living sector, since 2007.  Prior to co-founding Next Step Healthcare, Mr. Dell’Anno served as Chief Executive Officer and President of Genoa Healthcare, LLC from 2008 to 2009.  From 2007 to 2008, Mr. Dell’Anno served as Senior Executive Vice President and Chief Operating Officer of Formation Capital, LLC.  Mr. Dell’Anno joined Harborside Healthcare, Inc. in 1989 as Director of Acquisitions and Due Diligence and was promoted to Chief Operating Officer in 1994, President in 2000, and served as  Chief Executive Officer and Chairman of the Board from 2005 to 2007.  Before joining Harborside, from 1987 to 1989, Mr. Dell’Anno served as Director of Budget and Reimbursement for the Mediplex Group, Inc., and prior to that he held several other positions in the healthcare services sector. Mr. Dell’Anno was a member of the Board of Directors of Alliance For Quality Nursing Home Care from 2005 to 2007 and the Massachusetts, Connecticut, and Ohio Nursing Home associations from 1990 to 2007. Mr. Dell’Anno became a member and Chairman of the Board of Directors of Millennium Pharmacy Systems, Inc. in 2007.  Mr. Dell’Anno has a B.S.B.A. in accounting from Suffolk University.  We believe Mr. Dell’Anno’s qualifications to sit on our board of directors include his extensive experience in new business development and redesigning business processes as well as his experience leading and managing public companies and forming strategic alliances.  We believe Mr. Dell’Anno’s experience in the healthcare industry will provide important insights in future board discussions.

NICHOLAS P. ECONOMOU.  Dr. Economou has been one of our directors since November 13, 1997. Dr. Economou has served as the president and chief executive officer of PointSpectrum LLC since October 2010.  From January 2009 through September 2010, Dr. Economou was the president of Carl Zeiss SMT, Inc., the North American operation of Carl Zeiss SMT AG, and was also a director of Carl Zeiss SMT, Inc.  Dr. Economou is also a director of private companies Laser Light Engines, Inc., LumArray, Inc., and Xradia, Inc.  He co-founded ALIS Corporation, a developer and manufacturer of analytical equipment for the semiconductor, nanotechnology, life sciences and materials industries.  ALIS Corporation was acquired by Carl Zeiss SMT in July 2006 and continues as a wholly owned subsidiary of Carl Zeiss SMT.  Dr. Economou was the chief executive officer of ALIS Corporation from July 2006 to January 2009, president of ALIS Corporation from January 2009 through September 2010 and served as executive chairman of the board from March 2005 to July 2006.   Before founding ALIS, Dr. Economou was chief executive officer of Confluent Photonics Corporation, a manufacturer of photonic subsystems. Previously, Dr. Economou was chief operating officer of AXSUN Technologies, a manufacturer of photonic subsystems.  Prior to AXSUN, he was chief operating officer of FEI Company (FEIC), a manufacturer of production and analytical equipment for the semiconductor and data storage industries. Prior to FEIC, he was chairman, president and chief executive officer of Micrion Corporation (MICN), which merged with FEIC in August 1999. Dr. Economou received his B.A. in physics from Dartmouth College and his M.A. and Ph.D. in physics from Harvard University.  We believe Dr. Economou’s qualifications to sit on our board of directors include his extensive experience in leading complex technology enterprises, as well as his executive leadership and management experience.  Dr. Economou’s experiences in life sciences, research, and global affairs add significant value to board discussions.

JAMES G. MARTIN.  Dr. Martin has been one of our directors since June 2, 1997. He currently serves as a director and chairman of the corporate governance committee for Family Dollar Stores, Inc., a publicly held corporation of a chain of more than 6,800 small box, everyday, low priced retail stores.  From July of 2008 until November of 2011, he was Senior Advisor of McGuireWoods Consulting, and until October 2011, he served as director and chairman of the executive committee of DesignLine, Inc., a privately held corporation which builds transit buses, primarily hybrid buses.  From 1996 through 2010, he served as a director and member of the audit committee of N.C. Capital Management Trust, an investment company providing fixed income securities for local governments.  From 1995 through March 2008, he served as Vice President of Carolinas HealthCare System, where he was also Chairman of the Research Development Board of Carolinas Medical Center from 1993 until 2000. From 1985 until 1993, Dr. Martin was the Governor of North Carolina. Prior to that position, he served as a United States Congressman from North Carolina from 1973 through 1984. From 1960 until 1972, Dr. Martin was an Associate Professor of Chemistry at Davidson College. Dr. Martin has a B.S. in chemistry from Davidson College and a Ph.D. in chemistry from Princeton University.  We believe Dr. Martin’s qualifications to serve on our board of directors include his expertise in corporate strategy development and organizational acumen.  In addition, Dr. Martin’s experience as both a Governor and United States Congressman provides our board with a unique perspective and contacts.  Mr. Martin also brings excellent leadership skills to his role of chairman of our Compensation Committee.

A. NEIL PAPPALARDO. Mr. Pappalardo has been one of our directors since June 2, 1997.  In 1969, Mr. Pappalardo founded Medical Information Technology, Inc., a provider of software systems to hospitals in the United States, Canada and the United Kingdom with over 3,500 employees. He has served as the Chairman and Chief Executive Officer of Medical Information Technology since its inception. Mr. Pappalardo serves on the MIT Corporation, the executive committee and is chairman of the audit committee as well as various other operational and academic committees. Mr. Pappalardo received his B.S. in electrical engineering from MIT.  We believe Mr. Pappalardo’s qualifications to sit on our board of directors include his extensive experience with public and financial accounting matters.  Mr. Pappalardo is extremely conscientious and diligent in keeping our board of directors abreast of current audit issues and collaborating with our independent auditors and senior management team regarding the financial position of the Company.  His leadership skills and experience with his own company, Medical Information Technology, enables him to be an effective board member and chairman of our Audit Committee.

LOUIS P. VALENTE. Mr. Valente has served as one of our directors since February 1, 1997. Mr. Valente served as our Executive Chairman from May 2002 until March 9, 2012.  On March 9, 2012, Mr. Valente entered into a Senior Strategic Advisor Agreement with the Company under which Mr. Valente will provide the Company strategic advisory services in various areas, including mergers and acquisitions, new business development and other strategic initiatives.  He served as our Chief Executive Officer from May 1997 to May 2002 and as Chairman of the Board from September 1997 to March 2012. From 1968 to 1995, Mr. Valente held numerous positions at PerkinElmer, Inc. (formerly EG&G, Inc.), a provider of drug discovery, research and clinical screening products, services and technologies for the life science industry and products for aerospace, chemical, environmental, medical, photography, security and other global arenas. In 1968, he began his career at EG&G, Inc. as an Assistant Controller and held executive positions, including Corporate Treasurer, before becoming Senior Vice President of EG&G, Inc., presiding over and negotiating acquisitions, mergers and investments. Mr. Valente serves as a director and member of the audit committee of Medical Information Technology, Inc. and MKS Instruments, Inc., both of which are publicly held companies.  Mr. Valente is also a member of the compensation committee of MKS Instruments, Inc.  Mr. Valente is a Certified Public Accountant and a graduate of Bentley University. We believe Mr. Valente’s qualifications to sit on our board of directors include his 15 years of experience at the Company, including five years as our Chief Executive Officer and 10 years as our Executive Chairman.  In addition, his experience at EG&G provides our board with a perspective of someone with experience with all facets of a global enterprise, including financial and accounting issues.  His accomplishments working in the life science industry and other high technology enterprises and his experience with executive management are of significant benefit to our board and our company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MS. COHANE AND MESSRS. CARUSO, DELL’ANNO, ECONOMOU, MARTIN, PAPPALARDO AND VALENTE AS OUR DIRECTORS.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Information about Executive and Director Compensation,” who we refer to as our “named executive officers” in this proxy statement in accordance with SEC rules.  This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.   Last year, at our 2011 annual meeting of stockholders, stockholders had the first opportunity to vote on the compensation of our named executive officers, which was approved.  The stockholders also had the opportunity at the 2011 annual meeting to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years.  In a non-binding advisory vote, over a majority of the votes cast voted in favor of one year as the frequency with which we should hold future non-binding advisory votes on the compensation of our named executive officers. In July 2011, our board of directors determined that, in light of those voting results and other factors, we will hold future non-binding advisory votes on the compensation of our named executive officers on an annual basis.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability.  The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Information about Executive and Director Compensation” section of this proxy statement beginning on page 22, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the board of directors with respect to executive compensation for the fiscal year ended December 31, 2011.

Highlights of our executive compensation program include the following:

•
Based on an analysis by our Compensation Committee’s independent compensation consultant, base salaries and total target cash compensation (base salary and cash incentive bonus) for 2010 for the named executive officers were at or below the market 25th percentile. Base salaries and total target cash compensation of the named executive officers for 2011 were increased above the market 25th percentile to begin to bring target cash compensation levels to the market 50% percentile over the next one to two years.  Base salaries and total target cash compensation of the named executive officers for 2012 were not increased and remain unchanged from 2011. Cash incentive compensation for named executive officers has a cap which cannot be exceeded. We have no long-term cash compensation program for our named executive officers.

•
The named executive officers typically receive long-term equity-based incentive awards annually.  We believe these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance.

As described below in “Information About Executive and Director Compensation—Compensation Discussion and Analysis”, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders.  For example, no cash incentive bonuses were paid for fiscal year 2008 because base level Company performance was not met, but in following years, the cash incentive bonuses were paid as a result of our exceeding base level Company performance. Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding.  The outcome of this advisory vote does not overrule any decision by the Company or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the board of directors (or any committee thereof).  However, our Compensation Committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL NO. 2.

 PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2012. Ernst & Young has served as our independent registered public accounting firm since June 28, 2002.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, the Audit Committee has recommended that the board submit this matter to our stockholders as a matter of good corporate practice.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Palomar or our stockholders.

A representative of Ernst & Young is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to answer appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2011 and December 31, 2010 and fees billed for other services rendered by Ernst & Young during those periods:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees (1)	$453,577	$342,024
Audit-Related Fees (2)	12,000	19,200
Tax Fees (3)	83,000	75,617
All Other Fees (4)	--	--
Total Fees	$548,577	$436,841

(1)
Audit fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements, the effectiveness of internal control over financial reporting, and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2011 and December 31, 2010.

(2)
Audit-related fees consist of aggregate fees billed in the respective year for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services relate to the annual audit for our 401(k) plan and accounting consultations.

(3)
Tax fees consist of aggregate fees billed in the respective year for professional services for tax compliance, tax advice and tax planning. Tax compliance services, which relate to preparation of federal and state tax returns, accounted for all of the total tax fees billed in fiscal 2010 and all of the total tax fees billed in fiscal 2011. Tax advice and tax planning services relate to assistance in preparing for tax audits and tax advice on various matters such as Section 382 of the Internal Revenue Code of 1986, as amended.

(4)
All other fees consist of aggregate fees billed in 2011 for products and services provided by the independent registered public accounting firm, Ernst & Young LLP, that are not reported under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

Pre-approval policies and procedures

At present, our Audit Committee approves each engagement for audit and non-audit services before we engage Ernst & Young to provide those services.  Our Audit Committee has not established any policies or procedures that would allow our management to engage Ernst & Young to provide any services without the approval of the Audit Committee of the engagement for those services. None of the services provided by Ernst & Young for fiscal 2011 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 4: STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

Amalgamated Bank’s LongView SmallCap 600 Index Fund, of 275 Seventh Avenue, New York, NY 10001, the beneficial owner of 13,568 shares of the Company’s common stock, has submitted the proposal as set forth below for inclusion in the proxy statement.  The board of directors disclaims any responsibility for the content of the proposal and the supporting statement.  The text of the stockholder’s resolution and the supporting statement that the stockholder furnished to us in support of its proposal are as follows:

RESOLVED: That the stockholders of Palomar Medical Technologies, Inc. (the “Company”) hereby request the board of directors to amend the Company’s governing documents and take such other steps as may be necessary to provide that at each stockholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for its decision.

Supporting Statement of Stockholder

This resolution was adopted at last year’s annual meeting, with support from 64.5% of the shares voted by stockholders other than the directors and senior officers of the Company.  Despite this support, the board of directors has not implemented the proposal.  We are thus re-submitting it this year.

Palomar Medical Technologies uses a “plurality vote” standard to elect directors.  Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee.  If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.

In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by many companies in recent years. In our view, such a “majority vote” standard in director elections would give stockholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.

We urge you to vote FOR this important director election reform.

Palomar Medical Technologies’ Statement in Opposition to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

Our directors are currently elected by a “plurality” vote, which means that, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. Many large public companies incorporated in Delaware (our state of incorporation) and elsewhere use a plurality voting standard. The rules governing plurality voting are well established and widely understood, and we believe this system is a fair and democratic way to elect directors. Proposal No. 4 asks our board to amend our governing documents to change this standard in uncontested elections to a majority vote standard. We believe the plurality vote standard, which is the default standard under Delaware law, continues to be the best standard for electing our directors.

Plurality voting, which the proposal seeks to replace, was developed many years ago as a reform to avoid the possibility and consequences of “failed elections,” where a nominee or slate of nominees is unable to achieve a majority of the votes cast.    Plurality voting ensures that all open positions are filled at each director election.  Under majority voting, a "failed election" may occur in an uncontested election, where a director nominee does not receive a majority of the votes cast.  As a result, the board could be faced with a potentially large number of vacancies at one time.  In addition to losing experienced and knowledgeable directors, such a result could adversely affect our ability to comply with NASDAQ’s continuing listing requirements relating to independent directors or SEC requirements relating to audit committee financial experts.

We believe that our stockholders currently and rightfully have a meaningful role in our director election process.  The strong corporate governance processes that we already have in place are, among other things, designed to identify and propose director nominees who will serve the best interests of Palomar and our stockholders. Director nominees are evaluated and recommended for election by our board’s nominating and governance committee, which is comprised solely of independent directors, and we believe this process is adequate and appropriate to ensure that our directors are well qualified to serve. Our Corporate Governance Guidelines set forth criteria for the committee to follow when identifying and proposing potential director nominees. These criteria, as well as the committee’s procedures for considering and evaluating potential director nominees identified by our stockholders, are described under the heading “Director Nomination Process” on page 19 of this proxy statement.  Under the current plurality voting standard, a “withhold” vote allows stockholders to express their views in a meaningful way without affecting our fundamental governance structure or limiting the flexibility that is necessary for the board to act efficiently.  The stockholder’s supporting statement does not address the usefulness and power of stockholders’ ability to withhold votes under the plurality voting standard.  In addition, any stockholder who may be dissatisfied with the board has the ability to communicate any concerns directly to one or more directors through the methods described under “Stockholder Communications with Directors” on page 20 of this proxy statement.  Furthermore, as the board is declassified, stockholders vote for all director nominees on an annual basis as opposed to only having the ability to vote for certain directors each year under a classified board of directors structure.  Therefore, every year our stockholders have the ability to express their satisfaction or dissatisfaction with the board as a whole.

We believe that this proposal may not achieve its desired intent. While the concept of majority voting for the election of directors may initially appear straightforward and democratic, we believe the majority vote standard recommended by this proposal may not achieve the proponent’s goal of electing directors by a majority vote and removing those directors who do not receive a majority vote. For example, if a non-incumbent nominee in an uncontested election fails to receive a majority vote for election, the result will be a vacancy on the board that will be filled by the remaining members of the board, not stockholders. Alternatively, if an incumbent director in an uncontested election fails to receive a majority vote for re-election, under Delaware law and our bylaws, that director, although not elected by the stockholders, nonetheless remains on the board indefinitely as a “holdover” until (i) the election of a successor at a subsequent stockholder meeting, or (ii) the director’s resignation. Even if a director who fails to receive a majority vote for re-election tenders his or her resignation to the board, as proposed by the stockholder’s proposal, and the board accepts the resignation, a resignation would result in either a smaller board or in a vacancy being filled by the board, not the stockholders. We do not believe that these results are beneficial to stockholders, nor do they improve accountability.

Implementation of this proposal also could significantly increase the influence of special interest shareholder groups whose interests and agendas may differ from those of our stockholders.  It could enable these shareholder groups to promote "vote no" campaigns against one or more of our board’s director nominees, forcing us to incur additional solicitation costs (in terms of both financial expense and diverting the focus of our board and management) for routine elections, which, in the board's view, is not the best utilization of our resources.  Further, a "vote no" campaign likely would need to mobilize only a minority of our stockholders to achieve "against" votes from a majority of the votes cast, particularly in light of the elimination of broker discretionary votes in director elections.  Consequently, a minority of our outstanding shares effectively could act to defeat a director's election.  The board believes that such factors do not reinforce a longer-term focus among directors that is in the best interests of our stockholders.

In addition, to the extent a majority vote standard increases the frequency of “withhold” or “against” vote campaigns against directors, a majority vote standard may result in the resignation of directors who have substantial prior experience with and knowledge about Palomar, its operations, strategies and management team. The depth and breadth of our directors’ knowledge of our company and our operations are key to the board’s efficient operation and ability to deliver stockholder value. Similarly, a majority vote standard that fosters a contentious environment between the directors and stockholders may also discourage otherwise qualified candidates from agreeing to join the board.

 We will continue to monitor developments on the majority voting issue and may take steps in the future consistent with our commitment to act in the best interests of our stockholders.  Our stockholders already have a meaningful and significant role in the election of our directors, and for the reasons presented above, the board does not believe that our interest or the interests of our stockholders would be best served by adopting a majority vote standard at this time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS.

EXECUTIVE OFFICERS

Executive officers are elected annually by our board of directors and serve at the discretion of the board.  In 2011, we had three executive officers, Joseph Caruso, Paul Weiner and Louis Valente.  In 2011, Mr. Caruso was our Chief Executive Officer, Mr. Valente was our Executive Chairman, and both also served as directors. Additional information about them appears above in the section entitled Proposal No. 1: Election of Directors.  Biographical information regarding Mr. Weiner is as follows:

PAUL S. WEINER. Mr. Weiner has served as our chief financial officer and treasurer since October 2002. From August 1995 to October 2002, he served as our treasurer, vice president of finance and controller. From 1989 to 1994, Mr. Weiner served as the chief financial officer for Hygienetics, Inc., an environmental consulting company, and from 1986 to 1989, he worked in public accounting for Ernst & Young and Wolf & Company. Mr. Weiner serves as a member of the Financial Executive Institute. Mr. Weiner is a certified public accountant and a graduate of Bryant College.

Name	Age	Positions and Offices with the Company	Executive Officer Since

Paul S. Weiner	48	Chief Financial Officer; Treasurer	2002

CORPORATE GOVERNANCE

Board of Directors

We believe that good corporate governance is important to ensure that Palomar is managed for the long-term benefit of our stockholders.  Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company.  Our president and chief executive officer and chief financial officer are responsible for our day-to-day operations. The board evaluates our corporate performance and approves, among other things, corporate strategies, objectives, operating plans, significant policies and major commitments of corporate resources.  The board also evaluates and elects our executive officers.

Our board of directors currently consists of seven directors. All seven of our directors will stand for election to one-year terms at our 2012 annual meeting of stockholders.  The board met five times during 2011.  During 2011, each director attended at least 75% of the board meetings and meetings held by the committees on which he or she then served. Our corporate governance guidelines provide that directors are expected to attend our annual meeting of stockholders.  All but one director, who could not attend for medical reasons, attended our 2011 annual meeting of stockholders.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Palomar and our stockholders.  These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of our board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, our board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Ms. Cohane and Messrs. Dell’Anno, Economou, Martin and Pappalardo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(e) of the NASDAQ Stock Market, Inc. Marketplace Rules.  During 2011, the independent directors met four times in executive session without members of management present.

Board Leadership Structure

Our bylaws do not require that the chief executive officer and chairman of the board positions be separate.  In the past, the board of directors believed that having Mr. Valente serve as chairman and Mr. Caruso serve as chief executive officer provided an appropriate leadership structure for the company in recognition of the differences between the two roles.  However, given Mr. Valente’s decision to relinquish his role as chairman on March 9, 2012 and Mr. Caruso’s 20 years of employment with us and demonstrated leadership ability, the board has appointed Mr. Caruso as the chairman of the board of directors. With Mr. Caruso’s long history of employment with us and his background as our chief executive officer starting in 2002, Mr. Caruso is well-positioned to convey management perspective to other directors and lead the board in its fundamental role of providing advice to and oversight of management.  Mr. Caruso has in-depth knowledge of the issues and opportunities facing the Company, allowing him to effectively develop agendas designed to focus the board’s time and attention on the most critical matters, while also leading the discussion of those matters and ultimately the execution of the resulting strategic initiatives. The combined role promotes decisive leadership and clear accountability.

Our board of directors, upon recommendation of our nominating and corporate governance committee, has appointed Mr. Pappalardo as Lead Independent Director.  Mr. Pappalardo is an independent director within the meaning of NASDAQ rules (see “Board Determination of Independence” above).  His duties as Lead Independent Director include the following:

•	Chairing meetings of the independent directors in executive session.

•	Meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.

•	Facilitating communications between other members of our board and employees.

•	Facilitating communications between other members of our board and our chairman and chief executive officer.

•	Working with our chairman and chief executive officer in preparing or approving the agenda for each board meeting.

•	Determining the frequency and length of board meetings and recommending when special meetings of our board should be held.

•	Reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Stockholder Communications with Directors” below).

•	Consulting with our chairman and chief executive officer on matters relating to corporate governance and board performance.

Because Mr. Caruso, our chairman, is an employee of the Company and is therefore not “independent,” he does not attend executive sessions of independent directors. Our board generally holds executive sessions four times a year.

Committees of the Board

Our board of directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  From time to time, the board may also create various ad hoc committees for special purposes.  The membership during the last fiscal year and the function of each of the Audit, Compensation, and Nominating and Corporate Governance Committees are described below.  The board has determined that all of the members of each of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Compensation Committee

The current members of the Compensation Committee are Ms. Cohane and Messrs. Dell’Anno and Martin.  The Compensation Committee held four meetings during 2011. The committee’s functions include the administration of our equity incentive awards, determining supplemental compensation awards, if any, and fixing the compensation of our executive officers. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the “Investors” section of our website at www.palomarmedical.com. As is discussed more fully in “Compensation Discussion and Analysis,” the Compensation Committee regularly receives reports and recommendations from management to assist it in carrying out its responsibilities. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

Audit Committee

The current members of the Audit Committee are Ms. Cohane and Messrs. Dell’Anno, Economou and Pappalardo.  The Audit Committee held five meetings during 2011.  The board has determined that Mr. Pappalardo is an “audit committee financial expert” as defined by applicable SEC rules.  The Audit Committee’s functions include appointing the independent public accountants, conferring with our independent public accountants regarding the scope and the results of our audit and reporting the same to the board, reviewing our internal accounting procedures, and reviewing our existing and contemplated investments.  The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted in the “Investors” section of our website at www.palomarmedical.com.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Economou, Martin and Pappalardo.  The Nominating and Corporate Governance Committee held four meetings during 2011.  The Nominating and Corporate Governance Committee’s functions include recommending to the board the persons to be nominated for election as directors and to each of our board’s committees and the persons (if any) to be elected by the board to fill any vacancies on the board.  In addition, the Nominating and Corporate Governance Committee’s functions include developing and recommending to the board corporate governance guidelines applicable to the Company and overseeing the evaluation of the board.  The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, a copy of which is posted in the “Investors” section of our website at www.palomarmedical.com.  In addition, the Corporate Governance Guidelines adopted by the board are also posted in the “Investors” section of our website at www.palomarmedical.com.

Executive and Director Compensation Processes

Our Compensation Committee has implemented an annual performance review program for our executive officers under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole.  Annual corporate goals are proposed by management and approved by our board at the beginning of each calendar year.  These corporate goals target the achievement of specific research, clinical, regulatory, and operational milestones.  Annual department goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the chief executive officer.  Annual salary increases and annual bonuses granted to our executive officers are tied to the achievement of these corporate performance goals. During the first calendar quarter of each year, we evaluate corporate performance against the goals for the recently completed year.  In the case of the executive officers, their individual performance evaluation is conducted by our Compensation Committee, which determines their compensation changes and awards.  For all executive officers, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year.

The Compensation Committee periodically reviews and makes recommendations to the board of directors regarding director compensation.

Occasionally, our board of directors has approved the grant of a certain number of equity awards (e.g., stock options, stock-settled stock appreciation rights, or SARs, restricted stock awards, or RSAs, and restricted stock units, or RSUs, to employees under our 2004 Stock Incentive Plan and 2007 Stock Incentive Plan) to employees and delegated to our chief executive officer the authority to grant those awards to specific employees.  The chief executive officer is not authorized to grant options, SARs, RSAs or RSUs to himself, any other director or any executive officer. In addition, the chief executive officer is not authorized to grant in the aggregate options, SARs, RSAs, or RSUs with respect to more than the number of shares of common stock specifically approved by the Compensation Committee.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.  During fiscal 2010, our Compensation Committee retained Radford, an Aon Hewitt Company, or Radford, as an independent advisor to the Compensation Committee on executive and director compensation matters. For further information, see "Information about Director and Executive Compensation—Compensation Discussion and Analysis" below.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board's slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition to these criteria, the Nominating and Corporate Governance committee also considers diversity in its evaluation of candidates for board membership. Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the value of diversity on the board should be considered in the director identification and nomination process and to seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Our chief executive officer, our former Executive Chairman and two members of our Nominating and Corporate Governance Committee recommended Mr. Dell'Anno as a nominee for director to the Nominating and Corporate Governance Committee, which in turn recommended to the board that Mr. Dell'Anno be elected as a director.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, MA 01803, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth below under “Deadline for Submission of Stockholder Proposals and Nominations.”  Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy statement for the next annual meeting.

The Board’s Role in Risk Oversight

The board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, cash and other asset management, legal, regulatory and strategic risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.   In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to our compensation policies and practices; and our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning.

Risks Arising from Compensation Policies and Practices

Our Compensation Committee has discussed the concept of risk as it relates to our compensation policies and practices, and the committee does not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.  Our Compensation Committee believes that any such risks are mitigated for the following reasons:

•
The Company has structured its pay to consist of both fixed (salary) and variable (cash bonus and equity) compensation. These variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•
If the Company does not meet the target results of operations, no bonuses are paid. This target bonus level is applicable to our executives and employees alike. The Compensation Committee believes this encourages consistent behavior across the organization.

•
The Company caps incentive bonuses at two times salary (200%) for executive officers and at lower amounts for other employees, which mitigates against excessive risk taking. Even if the Company dramatically exceeds its target bonus level, bonus payouts are limited. Conversely, we have a floor at the target bonus level so that performance below the target bonus level (as approved by the Compensation Committee) does not permit bonus payouts.

•	The Company has strict internal controls (e.g., over the recognition of revenue, etc.,) which are designed to keep it from being susceptible to manipulation by any employee, including our executives.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our principal executive officer, principal financial officer and principal accounting officer.  The Code of Business Conduct and Ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior.  The Code of Business Conduct and Ethics is posted in the “Investors” section on our website, www.palomarmedical.com, and is also available without charge upon request to Investor Relations, Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803, and telephone (781) 993-2411.  Any waiver of any provision of the Code of Business Conduct and Ethics granted to an executive officer or director, or any amendment to the Code of Business Conduct and Ethics that applies to executives or directors, may only be made by the board.  In addition, we intend to post on our website all disclosures required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code. To date, no such waivers have been requested or granted.

Stockholder Communications with Directors

Our board of directors has implemented a process whereby stockholders may send communications directly to the board’s attention.  Any stockholder desiring to communicate with the board, or one or more specific members thereof, should communicate in writing addressed to Board of Directors, c/o Secretary, Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, Massachusetts 01803.  The Secretary of the Company has been instructed by the board to promptly forward all such communications to each director.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Ms. Cohane and Mr. Martin served as members of the Compensation Committee.  On March 13, 2012, Mr. Dell’Anno became a director and a member of the Compensation Committee.  No member of the Compensation Committee (i) was, at any time during fiscal 2011, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any relationship with the Company during fiscal 2011 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.  During fiscal 2011, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee. In addition, during fiscal 2011 none of our executive officers served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our board of directors.

Procedures and Policies for Related Person Transactions

  Under its charter, the Audit Committee is responsible for reviewing and approving any proposed transaction with a related person, which we refer to as a “related person transaction”.  In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics.  Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any activity that would cause a conflict of interest.  To the extent that approval of a related person transaction might call for a waiver of our Code of Business Conduct and Ethics, the board could also be involved in such an approval, if one were to be granted. The board may also consider and approve related person transactions in other circumstances.

Related Person Transactions

On March 9, 2012, we entered into a Senior Strategic Advisor Agreement with Mr. Valente, former Executive Chairman and a director of the Company, pursuant to which Mr. Valente will provide the Company strategic advisory services in various areas, including mergers and acquisitions, new business development and other strategic initiatives.  Mr. Valente will receive a monthly payment of $8,333.33.

Report of the Audit Committee

Our management is responsible for our internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with accounting principles generally accepted in the United States and issuing a report on those financial statements.  The Audit Committee is responsible for monitoring and overseeing these processes.  As appropriate, the Audit Committee reviews, evaluates, and discusses with our management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls or significant methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2011, and discussed these financial statements with our management. The Audit Committee also received from and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm their independence. The Audit Committee also considered the appropriateness of the independent registered public accounting firm’s provision of the other, non-audit related services to the Company relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors of Palomar Medical Technologies, Inc.,

A. NEIL PAPPALARDO, CHAIRMAN
JEANNE COHANE
DAMIAN N. DELL’ANNO
NICHOLAS ECONOMOU, PH.D

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

Compensation Processes and Philosophy

One of our primary objectives is to maximize stockholder value.  As a result, the Compensation Committee, or the Committee, the members of which are Ms. Cohane and Messrs. Dell’Anno and Martin, strives to ensure that our executive compensation programs will enable us to attract, retain and motivate key people required to execute our business strategy and lead us to achieve our short and long-term growth and earnings goals.  Individual compensation is directly dependent on our attaining specified financial goals, such as achieving certain operating plan levels and asset management, and individuals are further rewarded for exceeding those goals. The Committee believes that the total compensation of our named executive officers should reflect their leadership abilities and initiative, the scope of their responsibilities, the success of our company, and the past and expected future contribution of each executive to that success.  The Committee seeks to foster a performance-oriented environment by tying a significant portion of each named executive officer’s cash compensation to that executive’s performance as determined in the sole discretion of the Committee.

In 2011, our named executive officers were Messrs. Caruso, Weiner and Valente.  On March 9, 2012, Mr. Valente stepped down as chairman of the board of directors and terminated his employment with the Company.  Mr. Valente will continue as a non-employee director and an advisor to the Company.

The Committee considers the elements and levels of executive compensation and advises the board of directors in such matters.  In recent years, our executive compensation program has had three elements: base salary, an annual cash incentive plan, and stock-based incentive awards. In general, the Committee has recommended, and the board has established, a cash incentive plan with respect to each succeeding fiscal year. However, the Committee and the board are under no obligation to do this, and they have the authority to consider other approaches to compensation. In February of 2011 and 2012, the Committee recommended, and the board adopted, an Incentive Compensation Program for fiscal 2011 and 2012, respectively, for each of the named executive officers. Cash incentive payments depend upon our actual annual performance meeting or exceeding thresholds set in an operating plan developed by management and approved by the board at the beginning of the fiscal year and each executive officer’s contribution, as determined in the sole discretion of the Committee, toward achieving that plan.

Mr. Caruso, our chairman of the board of directors and chief executive officer, Mr. Weiner, our chief financial officer, and Mr. Valente, our executive chairman of the board of directors until March 9, 2012, are actively involved in the executive compensation process. Mr. Caruso and Mr. Valente review the performance of each of the named executive officers (other than their own performance) and recommend to the Committee base salary increases, an annual cash incentive plan, and stock-based incentives for such named executive officers. They provide the Committee with both short and long-term recommended financial and non-financial performance goals for the Company that are used in the cash incentive plans described above to link pay with performance. They also provide their views to the Committee with respect to the total executive compensation’s ability to attract, retain and motivate the level of executive talent necessary to achieve our goals. Mr. Weiner works with Mr. Caruso and Mr. Valente to develop the recommended base salary increases, annual cash incentive plan, and stock-based incentives, and provides analysis on the ability of the executive compensation to attract, retain, and motivate the executive team. All three individuals report their findings to the Committee, but do not participate in the Committee’s executive sessions.  The Committee, which has ultimate approval authority, considers the recommendations of Messrs. Caruso, Weiner and Valente when making decisions regarding the compensation of the named executive officers.

In 2010 and 2011, we granted new equity incentive awards under the 2004 Stock Incentive Plan and the 2007 Stock Incentive Plan as part of our executive compensation program.  The Committee considers equity awards to be an important element of compensation.

Role of Independent Compensation Consultant

In 2010, the Committee engaged Radford as its independent outside compensation consultant, to advise the Committee, to assess the competitiveness of our executive compensation and to provide recommendations with respect to both the levels and structure of compensation for our named executive officers. Radford assessed the following components of our annual cash and equity compensation program:

•	base salary;
•	target annual incentive compensation;
•	target total cash compensation;
•	actual total cash compensation;
•	long-term incentives; and
•	target total cash compensation and long term incentive value, which we refer to as target total direct compensation.

Radford assessed those components of executive compensation relative to two data sources. One data source, which we refer to as our peer group, consists of the following three aesthetic energy-based medical device companies headquartered in the United States that were selected by the Committee:

•	Cutera Inc.
•	Cynosure, Inc.
•	Solta Medical, Inc.

The second data source, which we refer to as our survey group, consists of  the following twenty medical device companies with revenues of $25 to $150 million that were determined by Radford:

AccessClosure, Inc.	Harvard Bioscience, Inc.
Advanced BioHealing, Inc.	Heska Corporation
Alphatec Holdings, Inc.	Kensey Nash Corporation
Anika Therapeutics, Inc.	Micrus Endovascular Corporation
Applied Precision, Inc.	Nonin Medical, Inc.
Biosphere Medical, Inc.	NxStage Medical, Inc.
Cardiac Science, Inc.	Osteotech, Inc.
CardioNet, Inc.	Salient Surgical Technologies, Inc.
Cascade Microtech, Inc.	Solta Medical, Inc.
Conceptus, Inc.	Staar Surgical Company

Radford’s analysis of competitive market compensation reflected only data from the survey group due to the limited size of the peer group.  However, executive compensation of the peer group companies was also analyzed.

Relative to the survey group, Radford’s analysis found that both base salary and target total cash compensation were below the market 25th percentile while actual total cash compensation was above the market 75th percentile.  Radford found such compensation methodology to be indicative of a very strong pay-for-performance philosophy.  Radford’s analysis also found that annual equity compensation was at the market 50th percentile.  Radford recommended to the Committee that base salary and target total cash compensation be raised to the market 50th percentile over one to two years and that the Committee consider increasing the annual equity compensation above the market 50th percentile to balance the below market target total cash compensation.

In addition, when the 2010 target total direct compensation for our named executive officers was compared to the target total direct compensation paid in the competitive market, our chief executive officer’s target total direct compensation was found to be below the market 25th percentile, our chief financial officer’s target total direct compensation was found to be in the market 50th – 75th percentile, and our executive chairman’s target total direct compensation was found to be in the 25th – 50th percentile.

Components of Executive Compensation

Total compensation consists of base salary, a cash incentive bonus and equity-based incentive awards. The Committee considers the total compensation of each executive officer when making decisions about compensation and seeks an appropriate mix between cash payments and equity incentive awards to meet short and long-term goals. The Committee and the board of directors believe that compensation comprised of base salary, annual cash incentive bonus, and equity-based incentive awards provides a balanced mix of fixed compensation and variable compensation which motivate our named executive officers to focus on both the short-term performance needs of building our company and the long-term performance that looks to maximize stockholder value. The Committee does not have any formal or informal policy or target for allocating compensation by type of compensation. Instead, the Committee, after reviewing information provided by its compensation consultant, determines subjectively on an individual basis the appropriate level and mix of the various compensation components designed to reward recent performance results of our company and drive long-term company performance.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. The Committee considers many factors in determining the base salaries for our named executive officers, including the value that each individual brings to our company through experience, education and training, the specific needs of our company, the individual’s past and expected future contributions to our success, our performance and market conditions. The base salaries paid to the named executive officers are determined in the sole discretion of the Committee. For 2010, base salaries for executive officers were frozen at the levels set in 2008.  Radford’s analysis found that the base salaries of our named executive officers were below the market 25th percentile.   In January 2011, based on several factors such as employee and company performance and information from Radford’s analysis, the Committee made the following adjustments effective January 1, 2011: the annual base salary of Mr. Caruso, our then chief executive officer, increased from $343,076 to $390,000, an increase of 13.7%; the annual base salary of Mr. Weiner, our chief financial officer, increased from $236,216 to $250,000, an increase of 5.8%; and the annual base salary of Mr. Valente, our then executive chairman, decreased from $247,464 to $200,000, a decrease of 19.2%. The decision to increase the salaries of Messrs. Caruso and Weiner was based on a determination by the Committee that their salaries should increase to the 25th percentile and trend toward the market 50th percentile over the next one to two years.  The decision to decrease the salary of Mr. Valente was based on Mr. Valente’s decision, which was agreed to by the Committee and the board of directors, to begin to take a lesser role in the operation of the company. For 2012, at the request of Messrs. Caruso and Weiner, base salaries for executive officers were frozen at the levels set in 2011.  The Committee determined to defer the Radford recommended increase in executive base salaries until January 1, 2013.  The base salaries of our named executive officers are subject to adjustment upon annual review by our board of directors.

The base salaries for the named executive officers in fiscal 2011 appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

2011 Incentive Compensation Program

Annual cash incentive bonuses are intended to compensate our executives for the achievement of company strategic, operational and financial goals and individual contributions. The principal target in the 2011 Incentive Compensation Program for each of the named executive officers was results from operations, excluding (i) non-cash compensation expense in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R (revised 2004), Share-Based Payment, or ASC 718, and (ii) outside legal patent litigation costs.  The principal target in the 2012 Incentive Compensation Program is also results from operations, without the exclusions listed above.

Each year, we target what we believe to be reasonably aggressive financial results.  Attainment of a base level results from operations target was set at our budgeted results from operations for 2011 and 2012. Our named executive officers are further rewarded for exceeding a base level results from operations target.

 Radford’s analysis of target cash incentive compensation and actual cash incentive compensation found the target bonus percentage of 36% of each named executive officer’s salary in the 2010 Incentive Compensation Program to be below market while the maximum bonus percentage of 200% to be above market.  Radford’s analysis found that target total cash compensation was below the market 25th percentile while actual total cash compensation was above the market 75th percentile for all named executive officers.  The actual bonus payments for the named executive officers under the 2011 Incentive Compensation Program appear in the Summary Compensation Table that follows this Compensation Discussion and Analysis.

Based on Radford’s analysis and the Committee’s commitment to continue a strong pay-for-performance philosophy, the Committee modified the 2011 Incentive Compensation Program as compared to the 2010 Incentive Compensation Program.   Under the 2011 Incentive Compensation Program, if the Company met a certain target level results from operations, (i) our chief executive officer was eligible to receive a cash bonus of up to 60% of his annual base salary and an additional cash bonus of up to 6.27% of the amount that exceeded the target level results from operations up to a maximum of 200% of his annual base salary, (ii) our chief financial officer was eligible to receive a cash bonus of up to 50% of his annual base salary and an additional cash bonus of up to 3.35% of the amount that exceeds the target level results from operations up to a maximum of 200% of his annual base salary and (iii) our then executive chairman was eligible to receive a cash bonus of up to 50% of his annual base salary and an additional cash bonus of up to 2.68% of the amount that exceeds the target level results from operations up to a maximum of 200% of his annual base salary.  The decision to increase the target total cash compensation of Messrs. Caruso and Weiner was based on a determination by the Committee that their target total cash compensation should trend toward the market 50th percentile over 2011 and 2012. With regards to the operations target set by the board and tied to the Company’s performance in 2011, the Committee set the base level target with an expected probability of achievement of 75% based on historical performance and established budgets.  As compared to 2010, there was increased risk in 2011 that the base level target might not be reached due to the risks associated with our entry into the consumer market. While cash payments under the incentive compensation plans are based on a formula, the Committee has discretion to vary the cash payments under the plan. Factors that the Committee may consider in exercising its discretion include return on assets, growth in income and return on revenue as well as a subjective assessment, in the Committee’s discretion, of the contributions of each named executive officer that are not captured by operating measures, but are considered important to the creation of long-term value for stockholders. The relative weighting of the operating measures and subjective evaluation may vary depending on the named executive officer’s role and responsibilities within our company.

Based on Radford’s analysis and the Committee’s commitment to continue a strong pay-for-performance philosophy, the Committee modified the 2012 Incentive Compensation Program as compared to the 2011 Incentive Compensation Program to provide for an increase in additional cash bonus payable for exceeding the target level results from operations.   Under the 2012 Incentive Compensation Program, if the Company meets a certain target level results from operations, (i) our chairman and chief executive officer is eligible to receive a cash bonus of up to 60% of his annual base salary and an additional cash bonus of up to 8% of the amount that exceeds the target level results from operations up to a maximum of 200% of his annual base salary and (ii) our chief financial officer is eligible to receive  a cash bonus of up to 50% of his annual base salary and an additional cash bonus of up to 4.5% of the amount that exceeds the target level results from operations up to a maximum of 200% of his annual base salary. The decision to increase the target total cash compensation of Messrs. Caruso and Weiner continues to be based on the determination by the Committee that their target total cash compensation should trend toward the market 50th percentile. With regards to the operations target set by the board and tied to the Company’s performance in 2012, the Committee set the base level target with an expected probability of achievement of 75% based on historical performance and established budgets.  As compared to 2011, there is increased risk in 2012 that the base level target may not be reached due to a substantial increase in the base level target.  There are also risks associated with our entry in 2011 into the consumer market. While the incentive compensation plans operate on a formula basis, the Committee has discretion to vary the cash payments under the plan. Factors that the Committee may consider in exercising its discretion include return on assets, growth in income and return on revenue as well as a subjective assessment, in the Committee’s discretion, of the contributions of each named executive officer that are not captured by operating measures, but are considered important to the creation of long-term value for stockholders. The relative weighting of the operating measures and subjective evaluation may vary depending on the named executive officer’s role and responsibilities within our company.

Equity Incentive Awards

Our named executive officers are eligible to receive equity incentive awards under our equity incentive plans. We granted equity incentive awards to our named executive officers in the fiscal year ended December 31, 2011, as discussed below.

The Committee believes that equity incentive awards provide an additional incentive to named executive officers to work towards maximizing stockholder value.  The Committee views equity incentive awards as one of the more important components of our long-term, performance-based compensation philosophy. The grant of equity incentive awards to named executive officers encourages equity ownership in the Company, and closely aligns the named executive officers’ interests to the interests of our stockholders.  These awards are provided through initial grants at or near the date of hire and through subsequent periodic grants.  We  grant stock options to our named executive officers and other employees with exercise prices not less than the fair market value of the stock on the date of the grant.  We have granted stock appreciation rights to our named executive officers and other employees with exercise prices less than the fair market value of the stock on the date of the grant in 2007 and 2008 for our named executive officers and 2007, 2008, 2009 and 2010 for other employees. Exercise prices for these stock appreciation rights granted to the named executive officers were 50% of the fair market value of the stock on the date of grant.  We have granted restricted stock to our named executive officers and other employees, including in November 2011. When considering such grants, the Committee considered: prior equity grants, expense to the Company in 2011 and future years for prior and current equity grants, the number of shares available under stockholder approved stock incentive plans, Company performance and individual performance. Based on these considerations, in 2011, Messrs. Caruso, Weiner and Valente received time-based restricted stock awards for 50,000 shares, 40,000 shares and 40,000 shares, respectively, with each award vesting over four years in equal annual installments. All of Mr. Valente’s unvested equity awards, including the 40,000 shares of restricted stock granted to him in 2011, were forfeited on March 9, 2012 when Mr. Valente terminated his employment with the Company.

Equity incentive awards vest and become exercisable at such time as determined by the board or the Committee.  Equity incentive awards are designed to motivate our named executive officers to make decisions and implement strategies and programs that contribute to an increase in our stock price over time.  Periodic additional equity incentive awards within the comparable range for the job are granted to reflect the executives’ ongoing contributions to the Company, create an incentive to remain at the Company and provide a long-term incentive to achieve or exceed the Company’s financial goals.  In determining the size of equity incentive awards to our named executive officers, the Committee considers our performance, the applicable named executive officer’s performance, the amount of equity previously awarded to such officer, the vesting of such awards and the recommendations of management.    Radford’s analysis found that annual equity compensation was at the market 50th percentile.  Radford recommended to the Committee that the Committee consider increasing annual equity compensation to named executive officers above the market 50th percentile in 2011 to balance the below market target total cash compensation.

Other Compensation and Perquisites

In addition to base salary, cash incentive awards, and equity incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs, including a 401(k) plan, flexible spending accounts, medical, dental and vision care plans, and our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans, are designed to be competitive with market practices and are provided in order to attract and retain the executive talent we need.

The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company’s matching contributions to the named executive officers’ 401(k) accounts and auto allowances.  Mr. Caruso’s, Mr. Weiner’s and Mr. Valente’s auto allowance for 2011 was $12,900, $8,400, and $13,200, respectively.  These amounts constitute perquisites in that automobiles are also utilized for personal use.  In 2011, our named executive officers did not receive any other perquisites or other personal benefits or property from us.

Timing of Long-Term Incentive Awards

We do not currently have any program, plan or practice in place to time option grants to our named executive officers or our other employees in coordination with the release of material non-public information.

Equity Ownership by Named Executive Officers

We do not currently have a formal stock ownership requirement for our named executive officers.  However, stock ownership by named executive officers is encouraged on a voluntary basis.  Each of our named executive officers owns shares of common stock and holds both vested and unvested stock options as shown in our Outstanding Equity Awards at 2011 Fiscal Year-End table.  The Committee reviews the vested and unvested stock options held by the named executive officers and evaluates whether there is sufficient ownership or potential ownership to appropriately align the named executive officers’ interests with those of our stockholders.  There is no required holding period pursuant to which named executive officers must hold shares of common stock acquired upon exercise of stock options or vesting of restricted stock for a certain period of time.

Tax and Accounting Considerations

The Committee is mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code, which prohibits publicly-held companies from deducting compensation in excess of $1 million per year paid to our chief executive officer and our three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act.  However, this limitation generally does not apply to certain performance-based compensation paid under a plan that is approved by the stockholders of a company that also meets certain other technical requirements.  During our 2007 annual meeting of stockholders, our stockholders approved the 2007 Stock Incentive Plan that permits the grant of performance based compensation that is exempt from Section 162(m). The Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the limitations of Section 162(m); however, the Committee reserves the right to pay compensation in excess of the limitations of Section 162(m) if the Committee determines that doing so is in the best interests of us and our stockholders.

Additionally, our compensation arrangements have been reviewed to ensure that either they are not considered deferred compensation as defined in Section 409A of the Internal Revenue Code, or they comply with the deferred compensation rules set forth in Section 409A.

On January 1, 2006, we adopted ASC 718 using the modified prospective method of adoption.  ASC 718 requires share-based payments to employees, including grants of employee stock options, stock-settled stock appreciation rights and restricted stock, to be recognized in the income statement based on their fair values at the date of grant.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joseph P. Caruso,	2011	390,000	--	397,000	--	780,000	--	21,150	1,588,150
President and	2010	343,076	--	319,000	--	622,450	--	21,150	1,305,676
Chief Executive	2009	343,076	--	557,894	--	525,630	--	20,779	1,447,379
Officer

Paul S. Weiner,	2011	250,000	--	317,600	--	442,630	--	16,650	1,026,880
Senior Vice	2010	236,216	--	255,200	--	428,571	--	16,648	936,635
President, Chief	2009	236,216	--	446,310	--	361,909	--	16,269	1,060,704
Financial Officer,
and Treasurer

Louis P. Valente,	2011	200,000	--	317,600	--	354,104	--	13,200	884,904
Executive	2010	247,464	--	255,200	--	448,979	--	13,200	964,843
Chairman	2009	247,464	--	557,894	--	379,142	--	13,200	1,197,700
of the Board(5)

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted to our named executive officers in 2009, 2010 and 2011, as computed in accordance with ASC 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 1 to our audited financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock option awards granted to our named executive officers in 2009, 2010 and 2011, as computed in accordance with ASC 718.  A discussion of the assumptions used in calculating the amounts in this column may be found in Note 1 to our audited financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

(3)
The amounts in this column reflect payments made under our Incentive Compensation Program. For 2011, the amounts shown were paid in 2012 to each of the named executive officers for the achievement in 2011 of certain results from operations of the Company and individual objectives under the 2011 Incentive Compensation Program.   For 2010, the amounts shown were paid in 2011 to each of the named executive officers for the achievement in 2010 of certain results from operations of the Company and individual objectives under the 2010 Incentive Compensation Program.  For 2009, the amounts shown were paid in 2010 to each of the named executive officers for the achievement in 2009 of certain results from operations of the Company and individual objectives under the 2009 Incentive Compensation Program.

(4)	Consists of the value of 401(k) matching contributions and auto allowances. The named executive officers do not receive any other perquisites, personal benefits or property.

(5)	Mr. Valente resigned as Executive Chairman and an employee of the Company on March 9, 2012 but continues to advise the Company on strategic matters pursuant to a Senior Strategic Advisor Agreement.

Employment Agreements

In July 2001, we entered into substantially similar employment agreements with each of our named executive officers, under which these officers serve in their current positions.  In May 2010, we entered into substantially similar amendments to those employment agreements with each of our named executive officers in order to ensure compliance with Internal Revenue Code Section 409A. Prior to amendment each of these employment agreements automatically renewed for successive periods of two years unless we or the officer gave the other party three months prior written notice of non-renewal and the officers were entitled to severance as a result of non-renewal of the agreement, other than for cause.  Under the amendment, each of these employment agreements expire on termination of the named executive officer’s employment and the officers are only entitled to severance upon certain terminations of employment.  On March 9, 2012, Mr. Valente voluntarily ended his employment with the Company and his employment agreement terminated without obligation for the Company to pay any severance payments to Mr. Valente thereunder. The current annual base salaries of Messrs. Caruso and Weiner under their employment agreements are $390,000 and $250,000, respectively.

Termination by Reason of Death or Disability

In the event of the termination of a named executive officer’s employment with us due to his death, the named executive officer's beneficiaries will receive a lump sum amount equal to the base salary that such officer would have earned for a period of one year following his death, any base salary or other compensation earned but not paid to him at the time of termination, plus a pro rata portion of the bonus payable with respect to the year in which termination occurred, a pro rata portion of any bonus or other incentive compensation he would have earned had he been employed for the full fiscal year in which he died (payable at the time that the annual bonuses to our other executive officers are paid), and any death benefits to which he is entitled under our policies in effect on his date of death.  In the event of termination of a named executive officer’s employment by us due to the named executive officer's disability, such officer will receive a lump sum amount equal to one times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus, minus the maximum amount of his salary that is insured under our Long Term Disability Plan in effect at the time.

Termination for Cause, without Cause, for Good Reason, or due to a Change in Control

If a named executive officer’s employment is terminated by us for “cause,”1 such officer  will receive a lump sum amount equal to any base salary or other compensation earned but not paid to him at the time of termination, plus a pro rata portion of the bonus payable with respect to the year in which termination occurred.

Each named executive officer’s employment agreement also provides that, in the event of (a) the termination by us of the employment agreement without  “cause” or (b) the termination by such officer of his employment for “good reason”2 in the absence of a “change in control,”3 we will pay him a lump sum amount equal to (i) the amount due to him if he was terminated for “cause,” plus (ii) two times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. Additionally, the named executive officer’s then current benefits and perquisites will continue for two years following his termination.

1 “Cause” means (a) termination by action of a majority of the members of our Board, acting on the written opinion of counsel, because of the officer’s willful and continued refusal, without proper cause, to perform substantially his duties under the employment agreement; or (b) the conviction of the officer for a felony or an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries of affiliates (which through lapse of time or otherwise is not subject to appeal).

2 “Good reason” means (a) any action by the Company which results in a diminution in the officer’s position or authority under the terms of the employment agreement; (b) any failure by the Company to timely pay the amounts or provide the benefits described in the employment agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by the officer; (c) a material breach by the Company of any of the provisions of the employment agreement, which failure or breach shall have continued for thirty 30 days after written notice from the officer to the Company specifying the nature of such failure or breach; or (d) any action by the Company that would require the officer to work more than 50 miles from the Company’s principal office in Burlington, Massachusetts, other than necessary travel, without the officer’s consent.

3 “Change in control” means (a) the sale of all or substantially all of the assets of the Company; (b) an event after which any person, together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), including by merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company; or (c) an event after which any person, together with its affiliates and associates has succeeded as the result of or in response to actual or threatened election contests, whether by settlement or otherwise, in having elected to our Board, whether at one time or on a cumulative basis, a sufficient number of nominees to constitute (x) more than 30% of the members of our Board, rounded down to the nearest whole number, if the number of directors on our Board is eight or less, or (y) more than 40% of the members of our Board, rounded down to the nearest whole number, if the number of directors on our Board is nine or more.

In the event of the termination of the employment agreement by the named executive officer or us within one year after a “change in control,” we will pay such officer a lump sum amount equal to (i) the amount due to him if he was terminated for “cause” plus (ii) three times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. In addition, the named executive officer’s then current benefits and perquisites will continue for two years following termination.

Vesting of Options

All of a named executive officer’s options to purchase shares of our common stock will vest fully upon the earlier to occur of the termination of the officer's employment (a) due to death or disability, (b) by the officer for “good reason,” (c) by the officer after a “change in control” or (d) by us without “cause.”

Tax Gross-Up

With regard to any of the termination payments and acceleration of options vesting described above, the employment agreement also requires us to pay a “tax gross-up” to the named executive officer if he incurs any excise tax under Section 4999 and other applicable provisions of the Internal Revenue Code, including Code Section 280G.  Such tax gross-up payment must be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the excise tax is paid.

Other Provisions

Each named executive officer’s employment agreement also contains provisions that (a) require such officer to disclose and assign all intellectual property to us that is made, conceived, developed and/or acquired by him during the period of his employment or within one year thereafter, (b) require such officer not to disclose any of our confidential information and to return any copies of any of our confidential information upon the termination of his employment, (c) disallow, during the term of his employment and for 12 months thereafter, his direct or indirect engagement in the business of manufacturing, distributing or selling lasers for use in medical or cosmetic procedures in the United States or Canada, and (d) disallow, during the term of his employment and for 12 months thereafter, his direct or indirect solicitation of any of our employees or any other person who may have been employed by us during the term of his employment with the company. These provisions survive the termination of the employment agreement.

2011 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph P. Caruso		234,000	234,000	780,000	--	--	--
	11/2/11							50,000	--	--	397,000
Paul S. Weiner		125,000	125,000	500,000	--	--	--
	11/2/11							40,000	--	--	317,600
Louis P. Valente		100,000	100,000	400,000	--	--	--
	11/2/11							40,000 (4)	--	--	317,600 (4)

(1)
The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under the 2011 Incentive Compensation Program, respectively.  The actual amounts paid are reflected in the Summary Compensation Table above.

(2)	Restricted stock awards vest in four equal annual installments beginning on November 2, 2012.

(3)	The amounts in this column reflect the grant date fair value of stock awards granted to our named executive officers in 2011, computed in accordance with ASC 718.

(4)
On March 9, 2012, Mr. Valente voluntarily ended his employment with the Company.  As a result, all of Mr. Valente’s unvested equity awards, including those reported in this table, were forfeited on March 9, 2012.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Joseph P. Caruso	--	8,333(2)	7.97	8/17/12	--	--
	6,667(1)	--	5.05	7/21/13	--	--
	200,000(1)	--	16.53	5/11/14	--	--
	127,500(1)	--	13.31	2/27/18	--	--
	22,500(1)	--	13.31	2/27/18	--	--
	39,028(1)	--	9.15	11/29/19	--	--
	--	--	--	--	18,750(3)	174,375
	--	--	--	--	50,000(4)	465,000

Paul S. Weiner	--	6,666(2)	7.97	8/17/12	--	--
	85,492(1)	--	16.53	5/11/14	--	--
	77,500(1)	--	13.31	2/27/18	--	--
	22,500(1)	--	13.31	2/27/18	--	--
	31,223(1)	--	9.15	11/29/19	--	--
	--	--	--	--	15,000(3)	139,500
	--	--	--	--	40,000(4)	372,000
Louis P. Valente (6)	--	6,666(2)	7.97	8/17/12	--	--
	125,000(1)	--	16.53	5/11/14	--	--
	27,500(1)	--	13.31	2/27/18	--	--
	22,500(1)	--	13.31	2/27/18	--	--
	39,028(1)	--	9.15	11/29/19	--	--
	--	--	--	--	15,000(3)	139,500
	--	--	--	--	40,000(4)	372,000

(1)	These options are fully vested.

(2)	These options vest in three equal annual installments beginning on August 16, 2010.

(3)	These restricted stock awards vest in four equal annual installments beginning on December 13, 2011.

(4)	These restricted stock awards vest in four equal annual installments beginning on November 2, 2012.

(5)	The market value was calculated based on $9.30 per share, the closing market price of our common stock on December 31, 2011.

(6)	On March 9, 2012, Mr. Valente voluntarily ended his employment with the Company. As a result, all of Mr. Valente’s unvested equity awards were forfeited on March 9, 2012.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph P. Caruso	8,333	114,245	6,250	49,813
Paul S. Weiner	-	-	5,000	39,850
Louis P. Valente	-	-	5,000	39,850

The Company has no pension plans, and accordingly the table of pension benefits is omitted.

Potential Payments Upon Termination or Change in Control

In July 2001, we entered into substantially similar employment agreements with each of our named executive officers. Such agreements were amended in May 2010.  The terms of the agreements, as amended, are described under the caption “Employment Agreements” above.  On March 9, 2012, Mr. Valente voluntarily ended his employment with the Company and his employment agreement terminated without obligation for the Company to pay any severance payments to Mr. Valente thereunder.

The following tables set forth the hypothetical cash payments to each of our named executive officers pursuant to his employment agreement under the circumstances noted.  These estimated amounts assume that the termination event occurred on December 31, 2011, include all tax gross-up amounts and our cost of estimated health and other insurance benefits, are not fixed figures, and could differ materially depending on actual facts and circumstances in effect at the time they are actually determined, if such terminations occur.

Table 1: Termination Due to Death or Disability

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name	Multiple	$	Multiple	$	$	$	$	$	$
Joseph P. Caruso	1	390,000	1	622,450	-	34,189	650,458	-	1,697,097
Paul S. Weiner	1	250,000	1	428,571	-	4,683	520,366	-	1,203,620
	(1) Calculated as the number of options vested at December 31, 2011 multiplied by the spread between the fair market value on December 31, 2011 and the exercise price.

Table 2: Termination for Cause

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name	Multiple	$	Multiple	$	$	$	$	$	$
Joseph P. Caruso	-	-	1	622,450	-	34,189	-	-	656,639
Paul S. Weiner	-	-	1	428,571	-	4,683	-	-	433,254
	(1) Calculated as the number of options vested at December 31, 2011 multiplied by the spread between the fair market value on December 31, 2011 and the exercise price.

Table 3: Termination Without Cause or for Good Reason

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name	Multiple	$	Multiple	$	$	$	$	$	$
Joseph P. Caruso	2	780,000	3	1,867,350	83,202	34,189	650,458	-	3,415,199
Paul S. Weiner	2	500,000	3	1,285,713	72,887	4,683	520,366	-	2,383,649
	(1) Calculated as the number of options vested at December 31, 2011 multiplied by the spread between the fair market value on December 31, 2011 and the exercise price.

Table 4: Termination Following Change of Control

	Cash Severance					Equity
	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
Name	Multiple	$	Multiple	$	$	$	$	$	$
Joseph P. Caruso	3	1,170,000	4	2,489,800	83,202	34,189	650,458	-	4,427,649
Paul S. Weiner	3	750,000	4	1,714,284	72,887	4,683	520,366	-	3,062,220
	(1) Calculated as the number of options vested at December 31, 2011 multiplied by the spread between the fair market value on December 31, 2011 and the exercise price.

In the event of the termination of Mr. Caruso’s employment due to his death or disability, for “good reason” or after a “change in control,” or by us without “cause,” or collectively, vesting events, all of his options and SARs to purchase shares of our common stock and RSAs would have vested. If this event had happened on December 31, 2011, there would be no in-the-money options that would have vested by reason of the vesting event, the total number of SARs subject to in-the-money conversion that would have vested by reason of the vesting event is 8,333, at a weighted average conversion price of $7.97, and the total number of RSAs that would have vested by reason of the vesting event is 68,750.  Because the fair market value of our stock on December 31, 2011 was $9.30, the potential value of these newly vested options, SARs, and RSAs to Mr. Caruso would have been $650,458.

In the event of the termination of Mr. Weiner’s employment by reason of any of the vesting events, all of his options and SARs to purchase shares of our common stock and RSAs would have vested. If this event had happened on December 31, 2011, there would be no in-the-money options that would have vested by reason of the vesting event, the total number of SARs subject to in-the-money conversion that would have vested by reason of the vesting event is 6,666, at a weighted average conversion price of $7.97, and the total number of RSAs that would have vested by reason of the vesting event is 55,000.  Because the fair market value of our stock on December 31, 2011 was $9.30, the potential value of these newly vested options, SARs, and RSAs to Mr. Weiner would have been $520,366.

Director Compensation

In 2010, the Compensation Committee engaged Radford as its independent outside compensation consultant to assess the non-employee director compensation practices and recommend a course of action for fiscal year 2011. Radford determined that our non-employee director compensation was just below the market 50th percentile and the current mix of approximately fifty percent cash and fifty percent equity is aligned with best practices promulgated by ISS.  Given that the overall compensation slightly lagged the market median, Radford found that an increase in retainer by $5,000 to $10,000 would be consistent with the market. In January 2011, based on the recommendations of Radford, the Compensation Committee recommended and the board of directors adopted a new director compensation plan and made adjustments to annual retainers and meeting fees for our non-employee directors, effective in 2011.  Specifically, the annual retainer for 2011 was increased from $40,000 to $50,000 ($12,500 per quarter) and committee meeting fees remain at $5,000 per committee.  Each non-employee director is also eligible to receive equity incentive awards under our equity incentive plans.

In February 2011, the Compensation Committee recommended and the board of directors agreed that the annual retainers and meeting fees for our non-employee directors in 2012 would remain at the levels set in 2011.

2011 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeanne Cohane	60,000	63,520	--	--	--	--	123,520
Damian N. Dell’Anno	--	--	--	--	--	--	--
Nicholas P. Economou	58,750	63,520	--	--	--	--	122,270
James G. Martin	58,750	63,520	--	--	--	--	122,270
A. Neil Pappalardo	58,750	63,520	--	--	--	--	122,270

(1)  Joseph P. Caruso, one of our directors, is also our chairman, president and chief executive officer and a named executive officer.  Louis P. Valente, was our executive chairman of the board of directors and a named executive officer.  On March 9, 2012, Mr. Valente stepped down as executive chairman of the board, terminated his employment with the Company and will continue to serve as a non-employee director.  Messrs. Caruso and Valente did not receive any additional compensation as a director in 2011. See “Information about Executive and Director Compensation—Summary Compensation Table” above for disclosure relating to their compensation.    Mr. Dell’Anno did not become a director until March 13, 2012, and therefore, did not receive any compensation as a director in 2011.

(2)  The amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2011, as computed in accordance with ASC 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 1 to our audited financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2012.  Each of Ms. Cohane and Messrs. Economou, Pappalardo and Martin received a grant of 8,000 shares of restricted stock on November 2, 2011 with a grant date fair value of $63,520.  The following table shows the aggregate number of unvested stock awards held by each of our non-employee directors as of December 31, 2011.

Name	Unvested Stock Awards (#)
Jeanne Cohane	11,000
Nicholas P. Economou	11,000
James G. Martin	11,000
A. Neil Pappalardo	11,000

(3)   The following table shows the aggregate number of outstanding stock options and SARS held by each of our non-employee directors as of December 31, 2011.

Name	Outstanding Stock Options (#)	Outstanding SARs (#)
Jeanne Cohane	52,854	7,666
Nicholas P. Economou	40,854	7,666
James G. Martin	32,520	7,666
A. Neil Pappalardo	80,000	7,666

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth additional information as of December 31, 2011 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, consisting of the 1991 Stock Option Plan, as amended, 1993 Stock Option Plan, as amended, 1995 Stock Option Plan, as amended, 1996 Incentive and Nonqualified Stock Option Plan, as amended, 1998 Incentive and Nonqualified Stock Option Plan, 2004 Stock Incentive Plan and the 2007 Stock Incentive Plan.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	2,958,801	13.30	71,191

Equity compensation plans not approved by security holders	--	--	--

Total	2,958,801	13.30	71,191

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management.  Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Palomar Medical Technologies, Inc.,

JAMES G. MARTIN, CHAIRMAN
JEANNE COHANE
DAMIAN N. DELL' ANNO

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our common stock as of March 22, 2012 by each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; each of our directors; each of our named executive officers; and all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage ownership is based on 19,533,244 shares of common stock issued and outstanding as of March 22, 2012.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares	Shares Acquirable within 60 Days (2)	Total	Percent of Class
5% Stockholders
Broadwood Partners, L.P. and related parties (3)	2,240,416	--	2,240,416	11.5%
724 Fifth Avenue, 9th Floor
New York, NY 10019

BlackRock, Inc. (4)	1,602,446	--	1,602,446	8.2%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (5)	983,405	--	983,405	5.0%
100 Vanguard Blvd.
Malvern, PA 19355

Directors and Named Executive Officers

Joseph P. Caruso	352,264	395,695	747,959	3.8%

A. Neil Pappalardo	607,255	80,000	687,255	3.5%

Louis P. Valente	325,469	214,028	539,497	2.8%

Paul S. Weiner	201,174	216,715	417,889	2.1%

Nicholas P. Economou	125,745	40,854	166,599	*

Jeanne Cohane	37,835	52,854	90,689	*

James G. Martin	39,435	32,520	71,955	*

Damian N. Dell’Anno	8,000	--	8,000	*

All Directors and Executive Officers as Group (8 persons)	1,697,177	1,032,666	2,729,843	14.0%

*	Less than 1%.
(1) Each officer and director’s address is c/o Palomar Medical Technologies, Inc., 15 Network Drive, Burlington, MA 01803.
(2)  Pursuant to the rules of the SEC, the number of shares of common stock deemed beneficially owned includes, for each person or group named in the table, any shares that the person or group has the right to acquire within 60 days of March 22, 2012 through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right.  Unless otherwise indicated, for each person or group named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares of common stock covered by stock options that may be exercised within 60 days of March 22, 2012.

(3)  The foregoing information reported is based solely on a Schedule 13G/A filed with the SEC on December 22, 2011 by Broadwood Partners, L.P.,Broadwood Capital, Inc. and Neal C. Bradsher reporting that they have shared voting power and shared dispositive power with respect to 2,240,416 shares.

(4)  The foregoing information reported is based solely on a Schedule 13G/A filed with the SEC on February 10, 2012 by  BlackRock, Inc. reporting that it has sole voting power and sole dispositive power with respect to 1,602,446 shares.

(5)  The foregoing information reported is based solely on a Schedule 13G filed with the SEC on February 9, 2012 by Vanguard Group, Inc. reporting that it has sole voting power and sole dispositive power with respect to 983,405 shares and shared dispositive power with respect to 28,293 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than ten percent of our common stock to report to the SEC their stock ownership at the time they become an executive officer, director or ten-percent stockholder and any subsequent changes in ownership. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of these reports furnished to us, or written representations by the persons required to file these reports, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders during the year ended December 31, 2011 were filed on a timely basis.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in our proxy statement and form of proxy for our 2013 annual meeting of stockholders, stockholder proposals must comply with the procedures outlined in Rule 14a-8 of the Exchange Act.  To be eligible for inclusion, we must receive your stockholder proposal for our proxy statement for the 2013 annual meeting of stockholders at our principal corporate offices in Burlington, Massachusetts at the address below no later than December 5, 2012.  If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 16, then the deadline is a reasonable time before we begin to print and send proxy materials.

In addition, our by-laws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8.  Our Secretary must receive notice at the address noted below not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting.  However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the tenth day after the date on which the notice of the meeting date was mailed or public disclosure was made, whichever occurs first.  Assuming that our 2013 annual meeting of stockholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2012 annual meeting of stockholders, you would need to give us appropriate notice at the address below no earlier than January 16, 2013 and no later than February 15, 2013.

Our bylaws also specify requirements relating to the content of the notice that stockholders must provide to our Secretary for any matter, including a stockholder proposal or nomination for director, to be properly presented at a stockholder meeting.  A copy of the full text of our by-laws is on file with the SEC.

Any proposals, nominations or notices should be sent to:

Palomar Medical Technologies, Inc.
15 Network Drive
Burlington, MA  01803
Attention: Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PALOMAR MEDICAL TECHNOLOGIES, INC. 15 NETWORK DRIVE BURLINGTON, MA 01803
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	The Board of Directors recommends you vote FOR the following: Election of Directors Nominees	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

01 Joseph P. Caruso	02 Jeanne Cohane	03 Damian N. Dell'Anno	04 Nicholas P. Economou	05 James G. Martin
06 A. Neil Pappalardo	07 Louis P. Valente

	The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2.	To approve an advisory vote on executive compensation.	☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

	The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain

4.	To consider and act upon a stockholder proposal regarding majority voting in director elections.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PALOMAR MEDICAL TECHNOLOGIES, INC.
Annual Meeting of Stockholders
May 16, 2012 10:00 a.m.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

I (whether one or more of us) appoint Paul S. Weiner and Patricia A. Davis to be my proxies. The proxies may vote on my behalf, in accordance with my instructions, all of my shares of common stock of Palomar Medical Technologies, Inc. (the "Company") entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 15 Network Drive, Burlington, Massachusetts 01803, on May 16, 2012 at 10:00 a.m. and any adjournments thereof, upon matters set forth in the notice of annual meeting dated April 4, 2012, and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

The undersigned hereby acknowledges receipt of a copy of the accompanying notice of annual meeting of stockholders and of the proxy statement relating thereto, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side